NEWS

FOR IMMEDIATE RELEASE	Contact:	Paul Caminiti/Brandy Bergman/Carrie Bloom
Citigate Sard Verbinnen
212/687 — 8080
VECTOR GROUP LTD. ANNOUNCES NOTICE OF REDEMPTION OF
6 1/4% SUBORDINATED CONVERTIBLE NOTES
     MIAMI, FL, July 14, 2006 — Vector Group Ltd. (NYSE: VGR) announced today that it has sent a notice of redemption to the holders of all of its outstanding 6 1/4% Convertible Subordinated Notes due 2008. The redemption date is August 14, 2006 and the redemption price is 101.042% of the principal amount, plus accrued and unpaid interest to, but excluding, the redemption date.
     The notes may be converted by the holders at any time before the close of business on August 11, 2006, at a conversion price of $20.92 per share, equating to 47.801 shares of the Company’s common stock per $1,000 principal amount of notes. The aggregate principal amount of the outstanding notes is $62.5 million.
     This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as “anticipates”, “believes”, “estimates”, “expects”, “plans”, “intends” and similar expressions. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements.
     Vector Group is a holding company that indirectly owns Liggett Group LLC, Vector Tobacco Inc. and New Valley LLC. Additional information concerning the Company is available on the Company’s website, www.VectorGroupLtd.com.
# # #